     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1997



                                                      REGISTRATION NO. 333-23975

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             GREYHOUND LINES, INC.

             (Exact Name of Registrant as Specified in Its Charter)

                   DELAWARE                                      86-0572343
         (State or Other Jurisdiction                         (I.R.S. Employer
      of Incorporation or Organization)                    Identification Number)
      15110 N. DALLAS PARKWAY, SUITE 600             MARK E. SOUTHERST, VICE PRESIDENT
             DALLAS, TEXAS 75248                            AND GENERAL COUNSEL
                (972) 789-7000                     15110 NORTH DALLAS PARKWAY, SUITE 600
                                                            DALLAS, TEXAS 75248
 (Address, Including Zip Code, and Telephone                   (972) 789-7000
       Number, Including Area Code, of
  Registrant's Principal Executive Offices)       (Name, Address, Including Zip Code, and
                                                 Telephone Number, Including Area Code, of
                                                             Agent for Service)

                                    Copy to:

                            JEREMY W. DICKENS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201

                             ---------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 28, 1997


PROSPECTUS

                               3,058,824 SHARES
  [GREYHOUND LOGO]           GREYHOUND LINES, INC.
                                 COMMON STOCK

                             ---------------------

     This Prospectus relates to the offering (the "Offering") from time to time of up to 3,058,824 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Greyhound Lines, Inc. (the "Company") by the Selling Stockholders of the Company named herein. See "Selling Stockholders." On March 5, 1997, the Company entered into a Stock Purchase Agreement with the Selling Stockholders pursuant to which the Company agreed to acquire from the Selling Stockholders 100% of the outstanding capital stock of ASI Associates, Inc., a Hawaii corporation ("ASI"), for $10,787,500 in cash, subject to adjustment, and up to 3,058,824 shares of Common Stock.


     The Company's Common Stock is traded on the American Stock Exchange under the symbol "BUS." On April 24, 1997, the last reported sale price of the Common Stock on the American Stock Exchange was $3 9/16 per share. The Shares are expected to be approved for trading on the American Stock Exchange, subject to the approval by it of a supplemental listing application to be filed by the Company with respect to the Shares.


     The Shares may be sold from time to time by the Selling Stockholders, acting alone or in combination with each other, or by pledgees, donees, transferees or other successors-in-interest of the Selling Stockholders. Such sales may be made on the American Stock Exchange or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus; and (c) block trades or exchange distributions in accordance with the rules of such exchange. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Plan of Distribution." The Company has agreed to pay substantially all the fees and expenses incurred in connection with the registration of the Shares, other than any underwriting fees, discounts or commissions attributable to the sale of the Shares, any out-of-pocket expenses of the Selling Stockholders (or any agents who manage their accounts) and fees and disbursements of any counsel for any Selling Stockholder. The Selling Stockholders and any broker, dealer or underwriter that participates with the Selling Stockholders in the distribution of the Common Stock may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of such Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files periodic reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement and the exhibits thereto and all reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, as amended, with respect to the Common Stock offered hereby. This prospectus does not include all the information set forth in the Registration Statement and the Exhibits thereto, to which reference is made for further information with respect to the Company. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock is listed on the American Stock Exchange and all reports, proxy and information statements, and other information filed by the Company with the Commission also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated into this Prospectus by reference:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and


          (2) The Company's Current Report on Form 8-K filed March 19, 1997;



          (3) The Company's Current Report on Form 8-K filed April 9, 1997 (reporting an event on March 11, 1997);



          (4) The Company's Proxy Statement for the year ended December 31, 1996 filed April 16, 1997; and



          (5) The Company's Current Report on Form 8-K filed April 28, 1997.


All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of Common Stock, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents which have been or may be incorporated by reference in this Prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to Greyhound Lines, Inc., 15110 N. Dallas Parkway, Suite 600, Dallas, Texas 75248, Attention: Investor Relations, telephone: (972) 789-7577.

                                  THE COMPANY

     The Company is the only nationwide provider of intercity bus transportation services in the United States. The Company serves the value-oriented customer by connecting rural and urban markets throughout the United States, offering scheduled passenger service to more than 2,400 destinations with a fleet of approximately 2,000 buses and approximately 1,600 sales locations. The Company also provides package express service and, in many terminals, food service. The Company's executive offices are located at 15110 N. Dallas Parkway, Suite 600, Dallas, Texas 75248, and its telephone number is (972) 789-7000.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby should carefully review the information set forth below, in addition to the other information contained in this Prospectus (including information incorporated by reference herein), in evaluating an investment in the Common Stock offered hereby.

SUBSTANTIAL LEVERAGE


     The Company has and will continue to have, indebtedness that is substantial in relation to its stockholders' equity. As of December 31, 1996, after giving pro forma effect to the Company's offerings of $160 million aggregate principal amount of its 11 1/2% Senior Notes due 2007 (the "New Senior Notes") and $60 million aggregate liquidation preference of its 8 1/2% Convertible Exchangeable Preferred Stock (the "Offerings"), completed April 16, 1997, and the application of the net proceeds therefrom, the Company would have had outstanding consolidated long-term indebtedness (including current portions) of approximately $217.3 million and total stockholders' equity of approximately $173.7 million. In addition, for the year ended December 31, 1996, after giving pro forma effect to the Offerings and the application of the net proceeds therefrom, the Company's earnings wold have been insufficient to cover fixed charges and preferred stock dividends by $6.5 million. The degree to which the Company is leveraged could have important consequences to holders of the Common Stock, including: (i) an impairment of the Company's ability to obtain additional financing in the future; (ii) a reduction of funds available to the Company for its operations or for capital expenditures as a result of the dedication of a substantial portion of the Company's cash flow to the payment of principal of and interest on the Company's indebtedness; (iii) the possibility of an event of default under financial and operating covenants contained in the Company's debt instruments, including its credit facility (the "Revolving Credit Facility"), the indenture in respect of its 10% Senior Notes due 2001 (the "10% Senior Note Indenture") and the indenture relating to the New Senior Notes (the "New Senior Note Indenture"); (iv) a relative competitive disadvantage if the Company is substantially more leveraged than its competitors; and (v) an inability to adjust to rapidly changing market conditions and consequent vulnerability in the event of a downturn in general economic conditions or its business because of the Company's reduced financial flexibility.


     In addition to its debt service obligations, the Company's operations require substantial investments on a continuing basis. The Company's ability to make scheduled debt payments, to refinance its obligations with respect to its indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of the Company's operating assets, including its bus fleet, properties and systems software, as well as to provide capacity for the growth of its business, depends on its financial and operating performance and obtaining additional sources of financing, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors, many of which are beyond the Company's control. Moreover, the Company is and will be subject to covenants contained in the 10% Senior Note Indenture, the New Senior Note Indenture and the Revolving Credit Facility and other present and future indebtedness of the Company. Such covenants include without limitation, restrictions on certain payments, the granting of liens, the incurrence of additional indebtedness, dividend restrictions affecting subsidiaries, assets sales, transactions with affiliates, and mergers and consolidations. There can be no assurance that the Company's operating results will be sufficient for payment of the Company's indebtedness or to fund its other expenditures or that the Company will be able to obtain financing to meet such requirements.

HISTORY OF LOSSES

     The Company has had a net loss in each of its last three fiscal years. Although the Company has implemented new strategic and operational initiatives intended to enhance revenues and operating income, the Company's operations generally are subject to economic, financial, competitive, legal and other factors, many of which are beyond its control. Accordingly, there can be no assurance that the Company will be able to implement these initiatives without delay or that these initiatives will return the Company to profitability.

ABSENCE OF DIVIDENDS ON COMMON STOCK

     The Company has not paid any dividends on the Common Stock in the past and does not anticipate paying dividends on the Common Stock in the foreseeable future. See "Market Price of Common Stock and Dividend Policy" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Moreover, the Revolving Credit Facility prohibits the Company from declaring or paying cash dividends on the Common Stock, and the 10% Senior Note Indenture restricts the declaration and payment of such dividends. In addition, the New Senior Note Indenture will limit the aggregate amount of Restricted Payments (as defined), including the payment of dividends on, and the repurchase, redemption or other retirement of, shares of Common Stock, to an amount equal to the sum of (a) 50% of the Consolidated Net Income (as defined) of the Company, plus (b) the net cash proceeds to the Company from the sale of certain equity securities of the Company, plus (c) the amount of proceeds to the Company from the sale of certain investments. As a result of the foregoing provisions, there can be no assurance that the Company will be permitted to pay dividends on the Common Stock. In addition, future agreements of the Company may restrict the Company's ability to pay dividends on the Common Stock.

COMPETITION

     The transportation industry is highly competitive. The Company's primary sources of competition for passengers are automobile travel, low cost air travel from both regional and national airlines, and, in certain markets, regional bus companies and trains. There can be no assurance that the Company will be able to successfully compete against these sources of competition. See
"Business -- Competition" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

SEASONALITY

     The Company's business is seasonal in nature and generally follows the pattern of the travel industry as a whole, with peaks during the summer months and the Thanksgiving and Christmas holiday periods. As a result, the Company's cash flows are seasonal in nature with a disproportionate amount of the Company's annual cash flows being generated during the peak travel periods. Therefore, an event that adversely affects ridership during any of these peak periods in any year could have a material adverse effect on the Company's financial condition or results of operations for such year. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Seasonality" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

IMPORTANCE OF SELF-INSURANCE AUTHORITY AND AVAILABILITY OF INSURANCE

     The Surface Transportation Board (the "STB") of the United States Department of Transportation ("DOT") has granted the Company authority to self-insure its automobile liability exposure for interstate passenger service up to a maximum level of $5.0 million per occurrence. To maintain self-insurance authority, the STB requires the Company to maintain a tangible net worth of $10.0 million (as of December 31, 1996, the Company's tangible net worth was $119.9 million) and to maintain a $15.0 million trust fund (currently fully funded) to provide security for payment of claims. Subsequent to the self-insurance grant by the STB, 38 states have granted the Company the authority to self-insure its intrastate automobile liability exposure.

     Insurance coverage and risk management expense are key components of the Company's cost structure. The loss of self-insurance authority from the STB or a decision by the Company's insurers to modify the

Company's program substantially, by either increasing cost, reducing availability or increasing collateral, could have a material adverse effect on the Company's financial condition or results of operations.

LITIGATION

     The Company is a party to various lawsuits the outcome of which, if adverse to the Company, could have a material adverse effect on the results of operations and financial condition of the Company. See "Business -- Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

PENSION PLAN FUNDING

     The Company maintains five defined benefit pension plans, the most significant of which (the "ATU Plan") covers approximately 16,500 current and former employees, fewer than 1,300 of which are active employees of the Company. The ATU Plan was closed to new participants in 1983 and, as a result, over 80% of its participants are over the age of 50. For financial reporting and investment planning purposes, the Company currently uses an actuarial table that closely matches the actual experience related to the existing participant population. As a result of legislation enacted in 1994 by the United States Congress, the Company may be required to begin measuring its funding obligation under the ATU Plan utilizing an actuarial table prescribed by such legislation. If so required, the Company currently estimates, based on assumed rates of return on the ATU Plan's investments, that it would be required to begin making contributions to the ATU Plan beginning no earlier than 1998 in an aggregate amount over the next five years ranging from approximately $6.0 million to approximately $30.0 million. If the ATU Plan is unable to attain such assumed rates of return, such contributions could be higher. Although the Company is exploring whether it may be able to obtain relief from this requirement, there is no assurance that the Company will be able to obtain such relief, that the ATU Plan will be able to obtain the assumed rates of return or that contributions to the ATU Plan will not be significant.

ANTITAKEOVER EFFECTS OF CERTAIN INSTRUMENTS AND AGREEMENTS OF THE COMPANY


     The Company's certificate of incorporation and bylaws, the Revolving Credit Facility, the 10% Senior Note Indenture, the New Senior Note Indenture, the Stockholders Rights Plan of the Company and certain other contracts to which the Company is a party, and the Delaware General Corporation Law contain provisions that could have the effect of delaying or preventing a transaction that results in a change of control of the Company.

                                USE OF PROCEEDS

     The Company will not receive any portion of the net proceeds from the sale of the shares of Common Stock by the Selling Stockholders. See "Plan of Distribution."

                              SELLING STOCKHOLDERS


     This Prospectus relates to offers and sales from time to time by the Selling Stockholders of the shares of Common Stock offered hereby. On March 5, 1997, the Company entered into a Stock Purchase Agreement (the "Carolina Agreement") with ASI and the stockholders of ASI, Nicholas Wallner, Peter S. Redfield and William C. Steele (the "Selling Stockholders"), pursuant to which the Company agreed to acquire (the "Acquisition") from the Selling Stockholders 100% of the outstanding capital stock of ASI, the ultimate parent of Carolina Coach Company, Seashore Transportation Company and Red Bus Systems, Inc., a group of intercity bus operators operating in the mid-Atlantic, for $10,787,500 in cash, subject to adjustment, and up to 3,058,824 shares of Common Stock. Pursuant to the terms of the Carolina Agreement, each Selling Stockholder may be issued up to 1,019,608 shares, all of which would be eligible for sale pursuant to the Offering contemplated by this Prospectus. The Company intends to use borrowings under the Revolving Credit Facility to fund the cash purchase price for the Acquisition.



     To the Company's knowledge, the Selling Stockholders do not beneficially own any Common Stock or any other securities of the Company other than the shares of Common Stock being issued in the Acquisition. Because the Selling Stockholders may offer all or some of the Common Stock that they hold pursuant to the Offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Common Stock by the Selling Stockholders, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholders after the completion of this Offering. See "Plan of Distribution." Notwithstanding the foregoing, the Stockholders have agreed pursuant to the terms of the Carolina Agreement not to sell in any open market transaction or series of transactions, in any one calendar month, in excess of one-sixth of the maximum number of shares issuable to them under the Carolina Agreement (excluding certain shares issued to William C. Steele the transfer of which will be restricted as hereinafter described); provided, however, that to the extent the Stockholders do not sell all of their permitted allotment in any one month such under utilized allotments will be cumulated with their allotment for future months. In addition, William C. Steele has agreed not to sell without the consent of the Company a number of shares (to be determined at the Closing of the Acquisition) for a period of two years after the closing of the Acquisition, subject to certain exceptions.

                              PLAN OF DISTRIBUTION


     The Shares offered hereby may be sold from time to time by the Selling Stockholders, acting alone or in combination with each other, or by pledgees, donees, transferees or other successors-in-interest of the Selling Stockholders. Such sales may be made on the American Stock Exchange or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus; and (c) block trades or exchange distributions in accordance with the rules of such exchange. In effecting sales, brokers or dealers engaged by any Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, and the compensation received by them may be deemed to be underwriting commissions or discounts.



     Upon the Company being notified by any Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of any Shares covered by this Prospectus, a prospectus supplement, if required, will be distributed which will set forth the name of the participating brokers or dealers, the number of Shares involved, the price at which such Shares were sold and the commissions paid or discounts or concessions allowed to such brokers or dealers. In certain jurisdictions, the Shares may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. The Company will not receive any of the proceeds from the sales of the Shares, except for the possible fee described below.



     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.



     The Selling Stockholders and any broker, dealer or underwriter that participates with the Selling Stockholders in the distribution of the Shares may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.



     The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders.


                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas.

                                    EXPERTS

     The audited consolidated financial statements and schedules of Greyhound Lines, Inc., incorporated by reference into this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE SELLING AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Risk Factors..........................    3
Use of Proceeds.......................    6
Selling Stockholders..................    6
Plan of Distribution..................    7
Legal Matters.........................    7
Experts...............................    7


                                3,058,824 SHARES
                                [GREYHOUND LOGO]

                             GREYHOUND LINES, INC.
                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                                                                          , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable in connection with the offering of the Shares to be registered and offered hereby, all of which will be paid by the Company. All of such expenses are estimates, other than the registration fee payable to the Securities and Exchange Commission.


Securities and Exchange Commission Registration Fee.........  $  4,258
American Stock Exchange Additional Listing Fee..............    17,500
Legal Fees and Expenses.....................................    12,500
Accounting Fees and Expenses................................    10,000
Miscellaneous...............................................     5,742
                                                              --------
          TOTAL.............................................  $ 50,000
                                                              ========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Restated Certificate of Incorporation of the Company provides for mandatory indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, the Company, as a Delaware corporation, has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee, or agent of the Company (an "Indemnitee"), against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding. The Company's power to indemnify such a person applies only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests, of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Pursuant to Section 145, the Company also has the power to indemnify an Indemnitee with respect to actions or suits brought by or in the right of the Company, against expenses actually and reasonably incurred by him in connection with the defense and settlement of suit or action (and not in satisfaction of a judgment or settlement of the claim itself), if the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests, of the Company and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless a Delaware Court of Chancery, in its discretion, believes that in light of all the circumstances indemnification should apply.


     The General Corporation Law of the State of Delaware further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.



     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Restated Certificate of Incorporation of the Company provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement.


           5.1           -- Opinion of Weil, Gotshal & Manges.*
          23.1           -- Consent of Weil, Gotshal & Manges (Included in Exhibit
                            5.1).
          23.2           -- Consent of Arthur Andersen LLP.*
          24.1           -- Power of Attorney.(Included on the signature page in Part
                            II of this Registration Statement)


---------------


* Filed herewith.


ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes the following:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.


     (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) See Item 15.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 28th day of April, 1997.


                                            GREYHOUND LINES, INC.


                                            By:      /s/ STEVEN L. KORBY

                                              ----------------------------------
                                                       Steven L. Korby
                                              Executive Vice President and Chief
                                                       Financial Officer


     Each person whose signature to this Registration Statement appears below appoints Craig R. Lentzsch and Steven L. Korby, and each of them, any one of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre-and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which amendments may make such changes in and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                          *                            Chairman of the Board of Directors    April 28, 1997
-----------------------------------------------------
                 Thomas G. Plaskett

                          *                            Director, President and Chief         April 28, 1997
-----------------------------------------------------    Executive Officer (Principal
                  Craig R. Lentzsch                      Executive Officer)

                 /s/ STEVEN L. KORBY                   Executive Vice President and Chief    April 28, 1997
-----------------------------------------------------    Financial Officer (Principal
                   Steven L. Korby                       Financial and Accounting
                                                         Officer)

                          *                            Director                              April 28, 1997
-----------------------------------------------------
                  Richard J. Caley

                          *                            Director                              April 28, 1997
-----------------------------------------------------
                    Linda Chavez

                          *                            Director                              April 28, 1997
-----------------------------------------------------
                     A. A. Meitz

                          *                            Director                              April 28, 1997
-----------------------------------------------------
                  Frank L. Nageotte

                          *                            Director                              April 28, 1997
-----------------------------------------------------
               Alfred E. Osborne, Jr.

                          *                            Director                              April 28, 1997
-----------------------------------------------------
                   Stephen M. Peck

                          *                            Director                              April 28, 1997
-----------------------------------------------------
                  Ernest P. Werlin

              *By: /s/ STEVEN L. KORBY
  ------------------------------------------------
                   Steven L. Korby
                  Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                          SEQUENTIALLY
                                                                            NUMBERED
EXHIBIT NO.                          DESCRIPTION                              PAGE
-----------                          -----------                          ------------
     5.1     Opinion of Weil, Gotshal & Manges.*
    23.1     Consent of Weil, Gotshal & Manges (Included in Exhibit 5.1).
    23.2     Consent of Arthur Andersen LLP.*
    24.1     Power of Attorney. (Included on the signature page in Part
                II of this Registration Statement)


---------------


*Filed herewith